Exhibit 4.2

WMG ACQUISITION CORP.

Issuer

THE SUBSIDIARY GUARANTORS PARTIES HERETO

And

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 16, 2004

TO

INDENTURE

Dated as of April 8, 2004

U.S. Dollar-denominated 7 3/8% Senior Subordinated Notes due 2014

Sterling-denominated 8 1/8% Senior Subordinated Notes due 2014

This FIRST SUPPLEMENTAL INDENTURE is dated as of this 16th day of November, 2004 (the “First Supplemental Indenture”), among WMG ACQUISITION CORP., a Delaware corporation (the “Issuer”), the Subsidiary Guarantors parties hereto (as listed below) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee (the “Trustee”).

WHEREAS, the Issuer, the Subsidiary Guarantors and the Trustee entered into an Indenture dated as of April 8, 2004 (the “Indenture”) for the benefit of each other and for the equal and ratable benefit of the Holders of the U.S. Dollar-denominated 7 3/8% Senior Subordinated Notes due 2014 and the Sterling-denominated 8 1/8% Senior Subordinated Notes due 2014 (the “Notes”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Indenture.

WHEREAS, Section 4.16 of the Indenture requires the Issuer to cause certain Restricted Subsidiaries to execute and deliver a supplemental indenture to the Indenture providing for issuance by such Restricted Subsidiary of a Subsidiary Guarantee of payment of the Notes.

WHEREAS, the foregoing amendment is permitted under Section 9.01(6) of the Indenture.

WHEREAS, the Issuer and the Subsidiary Guarantors desire and have requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture,

NOW, THEREFORE, in consideration of the addition of the Subsidiary Guarantors named below as Subsidiary Guarantors hereunder, the Issuer and the Guarantors named below covenant and agree with the Trustee as follows:

1.   The following Subsidiary Guarantors shall become Subsidiary Guarantors as of the date of this First Supplemental Indenture by execution and delivery of this First Supplemental Indenture:

WEA Rock LLC

WEA Urban LLC

2.   The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

3.   If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

4.   All covenants and agreements in this First Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not.

5.   In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.   Nothing in this First Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

7.   THIS FIRST SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.   All terms used in this First Supplemental Indenture not otherwise defined herein that are defined in the Indenture shall have the meanings set forth therein.

9.   This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

10. The recitals contained herein shall be taken as statements of the Issuer and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of the Indenture, this First Supplemental Indenture or of the Notes and shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

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IN WITNESS WHEREOF, the parties have executed this First Supplemental Indenture as of the date first written above.

WMG ACQUISITION CORP.

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Sr. Vice President, Deputy General Counsel

WEA ROCK LLC

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President

WEA URBAN LLC

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:
Name:
Title: